Exhibit 24

POWER OF ATTORNEY

Each of the undersigned, acting in the capacity or capacities stated next to their respective names below, constitute and appoint CHRISTOPHER J. KLEIN and ROBERT K. BIGGART, and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign for and in the name of the undersigned in the capacities indicated below, the Annual Report on Form 10-K of Fortune Brands Home & Security, Inc. for the fiscal year ended December 31, 2016, and any and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Christopher J. Klein Christopher J. Klein	Chief Executive Officer and Director (principal executive officer)	February 27, 2017

/s/ E. Lee Wyatt, Jr. E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)	February 27, 2017

/s/ Danny Luburic Danny Luburic	Vice President and Corporate Controller (principal accounting officer)	February 27, 2017

/s/ Ann F. Hackett Ann F. Hackett	Director	February 27, 2017

/s/ Susan S. Kilsby Susan S. Kilsby	Director	February 27, 2017

/s/ A.D. David Mackay A. D. David Mackay	Director	February 27, 2017

/s/ John G. Morikis John G. Morikis	Director	February 27, 2017

/s/ David M. Thomas	Director	February 27, 2017
David M. Thomas

/s/ Ronald V. Waters, III	Director	February 27, 2017
Ronald V. Waters, III

/s/ Norman H. Wesley Norman H. Wesley	Director	February 27, 2017